Yorkville advisors

January 9, 2009

Natural Nutrition, Inc.
109 North Post Oak Lane, Suite 422
Houston, Texas 77024
Attention: Timothy J. Connolly, Chief Executive Officer

Dear Mr. Connolly:

Reference is made to the secured convertible debenture (the "Debenture") of Natural Nutrition, Inc. (the "Company") issued on May 31, 2007 in the original principal amount of US$9,292,894.00 to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) ("YA Global") pursuant to the securities purchase agreement (the "SPA"), dated May 31, 2007, between the Company and YA Global. Capitalized terms used but not defined herein, shall have the meaning given thereto in the Debenture. This letter shall set forth our agreement in connection with the Installment Amount due on January 1, 2009.

The total Installment Amount due on January 1, 2009 was CDN$375,000 (the "Deferred Payment"). As an accommodation to the Company, YA Global hereby defers the Deferred Payment to the Installment Date occurring on October 1, 2009.

The deferral set forth herein is being made on a one time basis solely with respect to the January 1, 2009 Installment Payment and shall not be deemed a waiver or deferral of any other provisions or any other Installment Payments (including, without limitation, the Installment Payments due on April 1, 2009 and July 1, 2009). Other than the deferral set forth herein, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents (as defined in the SPA) are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: ______________________
Name: Troy J. Rillo
Title: Senior Managing Director

ACKNOWLEDGED AND AGREED:

NATURAL NUTRITION, INC.

By: ______________________
Timothy J. Connolly, CEO